MFA MORTGAGE INVESTMENTS, INC.
350 Park Avenue New York, NY 10022 Telephone (212) 207-6400

PRESS RELEASE		FOR IMMEDIATE RELEASE

June 23, 2008		NEW YORK METRO

CONTACT:	MFA Investor Relations 800-892-7547	NYSE: MFA

MFA Mortgage Investments, Inc. Announces
Senior Management Appointments

MFA Mortgage Investments, Inc. (NYSE: MFA) today announced that MFA’s Board of Directors appointed William S. Gorin as MFA’s President and Chief Financial Officer and Ronald A. Freydberg as MFA’s Chief Investment Officer and Executive Vice President.  Mr. Gorin, 49, had previously served as Executive Vice President and Chief Financial Officer since 2001 and Mr. Freydberg, 47, had served as Chief Portfolio Officer and Executive Vice President during the same time period.  In addition, MFA has recently added additional depth to its investment management and finance expertise with the hiring of Craig L. Knutson as Senior Vice President – Risk Management, Kathleen A. Hanrahan as Senior Vice President – Accounting and Alvin Sarabanchong as Vice President – Assistant Portfolio Manager.

Stewart Zimmerman, MFA’s Chairman of the Board and Chief Executive Officer, said “These appointments announced today are in recognition of Bill’s and Ron’s significant contributions and achievements at MFA over the past ten years and reflect an organizational transition and framework for MFA’s continued success.  Together, with all our employees, we will continue to work to execute our business plan in order to promote MFA’s continued growth and profitability as an investor in high quality mortgage-backed securities.”

About MFA

MFA is a real estate investment trust (REIT) primarily engaged in the business of investment, on a leveraged basis, in a portfolio of high-quality hybrid and adjustable-rate mortgage-backed securities.

Additional corporate information may be found at http://www.mfa-reit.com

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS; MFA’s ability to borrow to finance its assets; changes in government regulations affecting MFA’s business; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.